UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 Amendment No. 4


                    Under the Securities Exchange Act of 1934

                          Sphere Drake Holdings Limited
                     ---------------------------------------
                                (Name of Issuer)


                         Common Shares, $0.01 par value
                     ---------------------------------------
                         (Title of Class of Securities)



                                   G8345M 10 1
                               ------------------
                                 (CUSIP Number)

CUSIP NO.    G8345M 10 1           13G              page 2 of 7 Pages
          -----------------

--------------------------------------------------------------------------------

1.    Name of Reporting Person          John C Head III
      S.S. or I.R.S. Identifica-
      tion No. of Above Person          (No S.S. or IRS
                                        Identification No.)
--------------------------------------------------------------------------------

2.    Check the Appropriate Box         (a)   X
      if a Member of a Group
                                        (b)
--------------------------------------------------------------------------------

3.    S.E.C. Use Only
--------------------------------------------------------------------------------

4.    Citizenship or Place of            U.S.A.
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  0
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   0
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              0
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          0
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      Not Applicable
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                              IN
--------------------------------------------------------------------------------

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CUSIP NO.    G8345M 10 1           13G              page 3 of 7 Pages
          -----------------



--------------------------------------------------------------------------------

5.    Name of Reporting Person           Madie Ivy
      S.S. or I.R.S. Identifica-
      tion No. of Above Person           (No S.S. or IRS
                                         Identification No.)
--------------------------------------------------------------------------------

6.    Check the Appropriate Box          (a)    X
      if a Member of a Group
                                         (b)
--------------------------------------------------------------------------------

7.    S.E.C. Use Only
--------------------------------------------------------------------------------

8.    Citizenship or Place of            U.S.A.
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  0
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   0
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              0
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          0
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      Not Applicable
---------------------------------------------------------
12.   Type of Reporting Person
                                              IN
--------------------------------------------------------------------------------

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CUSIP NO.    G8345M 10 1           13G              page 4 of 7 Pages
          -----------------



ITEM 1
------

      (a)   Name of Issuer

                  Sphere Drake Holdings Limited

      (b)   Address of Issuer's Principal Executive Offices

                  Hurst Holme
                  Trott Road
                  Hamilton, HM11 Bermuda


ITEM 2
------

      (a)   Name of Persons Filing

                  John C Head III
                  Madie Ivy


      (b)   Address of Principal Business Office or, if none, residence

                  John C Head III
                  Madie Ivy
                  c/o Head & Company L.L.C.
                  1330 Avenue of the Americas
                  New York, NY  10019-5402


      (c)   Citizenship

                  U.S.A.

      (d)   Title of Class of Securities

                  Common Shares, $.01 par value

      (e)   CUSIP Number

                  G8345M 10 1


ITEM 3      If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
------      check whether the person filing is a:

            (a)   [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)   [ ]  Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]  Insurance Company as defined in section 3(a)(19) of the
                       Act


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CUSIP NO.    G8345M 10 1           13G              page 5 of 7 Pages
          -----------------




            (d)   [ ]  Investment Company registered under section 8 of the
                       Investment Company Act

            (e)   [ ]  Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940

            (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.
                       240.13d-1(b)(1)(ii)(F)

            (g)   [ ]  Parent Holding Company, in accordance with ss.
                       240.13d-1(b)(ii)(G) (Note: See Item 7)

            (h)   [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)



ITEM 4      Ownership
------

            As of December 23, 1997:


      (i)   Amount Beneficially Owned

            None.

      (j)   Percent of Class

                  Not applicable.

      (k)   Number of shares as to which the persons filing have:

               (i)  sole power to vote or to direct the vote

              (ii)  shared power to vote or to direct the vote

                              None.

             (iii)  sole power to dispose or to direct the disposition of


              (iv)  shared power to dispose or to direct the disposition of

                              None.

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CUSIP NO.    G8345M 10 1           13G              page 6 of 7 Pages
          -----------------




ITEM 5      Ownership of Five Percent or Less of a Class
------
                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


ITEM 6      Ownership of More than Five Percent on Behalf of Another Person
------
              Not applicable


ITEM 7      Identification and Classification of the Subsidiary which Acquired
------      the Security Being Reported on by the Parent Holding Company

              Not applicable


ITEM 8      Identification and Classification of Members of the Group
------
              John C Head III (IN)
              Madie Ivy (IN)
              Head Company Profit Sharing Plan (EP)
              Head Insurance Investors L.P. (PN)
              Two minor children of Mr. Head and Ms. Ivy (IN)
              Trusts f/b/o two minor children of Mr. Head and
                Ms. Ivy (OO)


ITEM 9      Notice of Dissolution of Group
------
               Not applicable

CUSIP NO.    G8345M 10 1           13G              page 7 of 7 Pages
          -----------------




                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



December 23, 1997
-----------------
      Date




                                          /s/ John C Head III
                                    ----------------------------
                                          John C Head III


                                            /s/ Madie Ivy
                                    ----------------------------
                                            Madie Ivy